Exhibit 99.2

FIRST AMENDMENT
TO THE
FTD COMPANIES, INC.
THIRD AMENDED AND RESTATED 2013 INCENTIVE COMPENSATION PLAN

This First Amendment (this “Amendment”) to the FTD Companies, Inc. Third Amended and Restated 2013 Incentive Compensation Plan (the “Plan”) is made as of April 23, 2018 by the Board of Directors (the “Board”) of FTD Companies, Inc., a Delaware corporation (the “Corporation”). This Amendment will be effective for all awards granted under the Plan only after the effective date of this Amendment as described herein.

WHEREAS, on April 19, 2017, the Board approved and adopted, subject to the approval of the Corporation’s shareholders at the Corporation’s 2017 annual meeting of shareholders, the Plan;

WHEREAS, on June 6, 2017, the Corporation’s shareholders approved the Plan;

WHEREAS, no grant will be made under the Plan after June 5, 2027, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan;

WHEREAS, it is the desire of the Corporation to amend the Plan, effective as of the date on which the Corporation’s shareholders approve this Amendment, generally to (1) increase the number of shares of Common Stock available for awards under the Plan, (2) revise certain share counting provisions, and (3) make other changes, including clarifying and conforming changes, as described in this Amendment; and

WHEREAS, the Board may amend the Plan, subject to approval by the Corporation’s shareholders, under Section V of Article Five of the Plan to make the changes described above.

NOW, THEREFORE, effective as of the date on which this Amendment is approved by the Corporation’s shareholders, the Board hereby amends the Plan as follows:

1.    Amendment and Restatement of Section V.A. of Article One of the Plan. Section V.A. of Article One of the Plan is hereby amended and restated in its entirety as follows:

“A. Authorized Number of Shares. The FTD Companies, Inc. 2013 Incentive Compensation Plan has been amended or amended and restated a number of times since 2013, including to provide additional shares for awards. Subject to applicable share counting rules and adjustment provisions of the Plan, as of December 31, 2017, the number of shares of Common Stock available under the Plan for new awards of (i) stock options or stock appreciation rights, (ii) restricted stock, (iii) restricted stock units, (iv) performance shares or performance units, (v) Common Stock or (vi) dividend equivalents, was 3,308,808 shares of Common Stock. The First Amendment to the FTD Companies, Inc. Third Amended and Restated 2013

Incentive Compensation Plan, intended to be approved by the Corporation’s stockholders in 2018, provides an additional 3,600,000 shares of Common Stock for use under the Plan (such additional shares also subject to the share counting rules and adjustment provisions of the Plan). To clarify, this total share amount is subject to increase for any shares of Common Stock subject to awards granted at any time under the FTD Companies, Inc. 2013 Incentive Compensation Plan (or subsequent versions of such plan document, including amendments and amendment and restatements thereof) that again become available after December 31, 2017 as a result of the forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of such awards or in satisfaction of tax withholding obligations as provided in Section V.B. of this Article One. Shares of Common Stock issued or transferred under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

The shares of Common Stock available under this Section V.A. of this Article One will be reduced by one share of Common Stock for every one share of Common Stock subject to an Award granted on or after the Plan Restatement Date. Any shares of Common Stock that again become available under the Plan will, except as otherwise provided in this Plan, be added back in the same manner such shares were originally counted against the applicable share limit under the FTD Companies, Inc. 2013 Incentive Compensation Plan (or subsequent versions of such plan document, including amendments and amendment and restatements thereof).”

2.    Amendment and Restatement of Section V.B. of Article One of the Plan. Section V.B. of Article One of the Plan is hereby amended and restated in its entirety as follows:

“B. Share Counting. If, after December 31, 2017, any shares of Common Stock subject to an award granted under the FTD Companies, Inc. 2013 Incentive Compensation Plan (or subsequent versions of such plan document, including amendments and amendments and restatements thereof) are forfeited, or such an award is cancelled or forfeited, expires, is settled for cash (in whole or in part), or is unearned (in whole or in part), the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan as described in Section V.A. of this Article One. As of the Plan Restatement Date, in the event that the exercise price of an Option or the withholding tax liabilities arising from an Award are satisfied by the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Corporation, the shares of Common Stock so tendered or withheld shall again be available for Awards under the Plan as provided for under Section V.A. of this Article One; provided, however, that no such shares of Common Stock shall again become available under the Plan in this manner after the tenth anniversary of the Plan Restatement Date.”

3.    Amendment and Restatement of Section V.C. of Article One of the Plan. Section V.C. of Article One of the Plan is hereby amended and restated in its entirety as follows:

“C. Incentive Stock Option Limit. The maximum number of shares of Common Stock which may be issued pursuant to Incentive Options granted under the Plan shall not exceed 6,908,808 shares in the aggregate, subject to adjustment from time to time under Section V.E. of this Article One.”

4.    Amendment and Restatement of Second Bullet Point Under Section V.D. of Article One of the Plan. The second bullet point under Section V.D. of Article One of the Plan is hereby amended and restated in its entirety as follows:

“·    with respect to any individual who is a non-employee member of the Board, in no event will such person in any calendar year be granted compensation for such service having an aggregate maximum value (calculating the value of any Awards based on the grant date fair value for financial reporting purposes) in excess of $750,000 (with any such compensation that is deferred counted for the year in which such compensation was earned rather than the year in which such deferred compensation is actually paid); and”

5.    Amendment and Restatement of Last Sentence of Section I.B.4. of Article Three of the Plan. The last sentence under Section I.B.4. of Article Three of the Plan is hereby amended and restated in its entirety as follows:

“In no event, however, shall any dividends or dividend equivalents relating to Awards subject to Service or performance-vesting conditions vest or otherwise become payable prior to the time the underlying Award (or portion thereof to which such dividend or dividend equivalents relate) vests and shall accordingly be subject to cancellation and forfeiture to the same extent as the underlying Award in the event those Service or performance conditions are not attained.”

6.    Amendment and Restatement of Last Sentence of Section I.C.3. of Article Four of the Plan. The last sentence under Section I.C.E. of Article Four of the Plan is hereby amended and restated in its entirety as follows:

“In no event, however, shall any DER Award made with respect to an Award subject to Service or performance-vesting conditions under the Stock Issuance Program or Incentive Bonus Program vest or become payable prior to the vesting of that Award (or the portion thereof to which the DER Award relates) and shall accordingly be subject to cancellation and forfeiture to the same extent as the underlying Award in the event those Service or performance conditions are not attained.”

7.    New Last Sentence of Definition of “Award Agreement” in Appendix to the Plan. The following is established as a new last sentence of the definition of “Award Agreement” in the Appendix to the Plan:

“Notwithstanding anything in the Plan or an Award Agreement to the contrary, nothing in the Plan or in an Award Agreement prevents a Participant from providing, without prior notice to the Corporation, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the 1934 Act.”

8.    Miscellaneous.

(a)    Except as amended by this Amendment, the Plan shall remain in full force and effect.

(b)    Capitalized terms used but not defined in this Amendment have the respective meanings ascribed thereto in the Plan.

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